UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 8, 2014
(Date of earliest event reported)

Yuma Energy, Inc.
(Exact name of registrant as specified in its charter)

CALIFORNIA	001-32989	94-0787340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1177 West Loop South, Suite 1825
Houston, Texas 77027
(Address of principal executive offices) (Zip Code)

(713) 968-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On October 8, 2014, Michael F. Conlon, President and Chief Operating Officer of Yuma Energy, Inc. (the “Company”) retired from his positions with the Company. However, Mr. Conlon will remain with the Company through the end of 2014 to assist in a transition process.

In connection with Mr. Conlon’s resignation mentioned above, on October 10, 2014, Sam L. Banks was appointed as President of the Company, in addition to his current titles as Chairman of the Board of Directors and Chief Executive Officer of the Company.

Additionally, on October 10, 2014, Paul D. McKinney, age 55, was appointed Executive Vice President and Chief Operating Officer of the Company.

Prior to being appointed Executive Vice President and Chief Operating Officer, Mr. McKinney served as a petroleum engineering consultant for the Company from June 2014 to October 2014. Mr. McKinney served as Region Vice President, Gulf Coast Onshore, for Apache Corporation from 2010 through 2013, where he was responsible for the development and all operational aspects of the Gulf Coast region for Apache. Prior to his role as Region Vice President, Mr. McKinney was Manager, Corporate Reservoir Engineering, for Apache from 2007 through 2010. From 2006 through 2007, Mr. McKinney was Vice President & Director, Acquisitions & Divestitures for Tristone Capital, Inc. Mr. McKinney commenced his career with Anadarko Petroleum Corporation and held various positions with Anadarko over a 23 year period from 1983 to 2006, including his last title as Vice President of Reservoir Engineering, Anadarko Canada Corporation.  Mr. McKinney has a Bachelor of Science degree in Petroleum Engineering from Louisiana Tech University.

Mr. McKinney entered into an employment agreement (the “Employment Agreement”) with the Company effective as of October 15, 2014. Under the terms of the Employment Agreement, Mr. McKinney is entitled to receive an annual base salary in the amount of $350,000, subject to any increase the compensation committee may deem appropriate from time to time. Subject to approval of the Compensation Committee of the Board of Directors of the Company, Mr. McKinney is eligible to receive a restricted stock award in the amount of $525,000 based on a Company valuation of approximately $387 million that will vest in three equal installments over a three year period. In addition, Mr. McKinney will be eligible to receive one or more annual cash bonuses and grants of stock options, restricted stock or other equity-related awards from the Company’s equity compensation plans, as determined by the compensation committee. The initial term of the Employment Agreement is two years.

The Employment Agreement also contains customary confidentiality and non-solicitation provisions. The non-solicitation provisions of the Employment Agreement prohibit Mr. McKinney from soliciting for employment any employee of the Company or any person who was an employee of the Company. This prohibition applies during Mr. McKinney’s employment with the Company and for two years following the termination of his employment and extends to offers of employment for his own account or benefit or for the account or benefit of any other person, firm or entity, directly or indirectly.

A copy of the press release regarding the foregoing matters is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Company also entered into a standard form of indemnification agreement with Mr. McKinney (the “Indemnification Agreement”). The Indemnification Agreement generally provides that the Company will, to the fullest extent permitted by applicable law, indemnify Mr. McKinney in accordance with and subject to the terms of the Indemnification Agreement. In addition, the Indemnification Agreement provides for the advancement of expenses incurred by Mr. McKinney in connection with any covered proceeding to the fullest extent permitted by applicable law. The rights provided by the Indemnification Agreement are in addition to any other rights to indemnification or advancement of expenses to which Mr. McKinney may be entitled under applicable law, the Company’s articles of incorporation or bylaws, or otherwise. The Company’s standard form of indemnification agreement was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 16, 2014, and is incorporated herein by reference.

There are no arrangements or understandings between Mr. McKinney and any other person pursuant to which Mr. McKinney was appointed Executive Vice President and Chief Operating Officer, nor is there a family relationship between any member of the Board of Directors of the Company or executive officer of the Company and Mr. McKinney. Mr. McKinney has not entered into any related party transactions with the Company pursuant to 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 16, 2014).

99.1	Press Release dated October 10, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUMA ENERGY, INC.

October 14, 2014	By:	/s/ Sam L. Banks
Sam L. Banks
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 16, 2014).

99.1	Press Release dated October 10, 2014.